Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-25401, No. 333-41775, No. 333-104142, No. 333-142791, No. 333-148449, No. 333-181790, and No. 333-189733) on Form S-8 and the registration statements (No. 333-199964 and No. 333-188453) on Form S-3 of Total System Services, Inc. of our report dated March 3, 2016, with respect to the consolidated balance sheets of TransFirst Holdings Corp. and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive (loss), changes in stockholders’ equity, and cash flows for the year ended December 31, 2015, the period from November 12, 2014 to December 31, 2014, and the consolidated financial statements of TransFirst, Inc. and Subsidiaries for the period from January 1, 2014 to November 11, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the omission of certain disclosures in the 2013 consolidated financial statements related to income available to common shareholders and earnings per share information), appearing in this Current Report on Form 8-K of Total System Services, Inc. dated March 9, 2016.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

March 8, 2016